UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 5, 2008

HealthMarkets, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-14953	75-2044750

(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

9151 Boulevard 26, North Richland Hills, Texas		76180

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (817) 255-5200

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of
Certain Officers

(c) On June 5, 2008, HealthMarkets, Inc. (the “Company”) announced that Phillip J. Hildebrand, CLU, 55, has been elected as a director and appointed Chief Executive Officer of the Company, effective immediately.

Hildebrand honed his insurance acumen and management skills during his 33-year career at New York Life Insurance Company. He joined New York Life as an agent in Arizona in 1975 and quickly became a leader within their Agency Department.

In 1997, he became Senior Vice President of their Agency Department and part of their Executive Management Committee, which established the strategic agenda and management policies across the organization. In 2006, he was named Vice Chairman of New York Life Insurance Company.

Mr. Hildebrand has served on the boards of New York Life in Hong Kong and Taiwan, as well as MacKay Shields, an institutional investment manager. He is also a past board member of the Million Dollar Round Table Foundation and LIMRA International. He is a graduate of Northern Arizona University with a bachelor's degree.

The Company’s related press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

(e) On June 5, 2008, the Company entered into an Employment Agreement with Mr. Hildebrand, governing the terms of his employment as the Company’s Chief Executive Officer.

The agreement is effective as of June 5, 2008 and has an initial term of three years. Thereafter, the agreement will automatically renew for successive one-year terms unless either party notifies the other that it does not wish to renew the agreement.

Mr. Hildebrand will receive an annual base salary of at least $1.2 million. With respect to the first 12 months of his employment with the Company, Mr. Hildebrand will receive a guaranteed bonus of $1.6 million, with 7/12ths of this bonus vesting and being paid in December 2008 and 5/12ths of this bonus vesting and being paid in June 2009. For the Company’s 2009 fiscal, Mr. Hildebrand will have a target bonus amount of $1,600,000, and an actual bonus equal to 7/12ths of whatever bonus he earns for the year. With respect to the Company’s 2010 fiscal year and following fiscal years that commence during the term of the agreement, Mr. Hildebrand will have a target bonus opportunity of $1.6 million and a maximum bonus opportunity of $3.2 million.

Mr. Hildebrand will also be eligible to receive an annual long-term incentive award with a target value of $1.2 million. His initial award will consist of 34,483 shares of the Company’s A-1 common stock and, subject to his continued employment with the Company (or certain qualifying terminations of his employment), will vest in three equal installments on each of June 5, 2009, June 5, 2010 and June 5, 2011 and will be delivered to him on June 5, 2011. Mr. Hildebrand’s subsequent long-term incentive awards will be awarded in cash and will become earned based on the achievement of performance targets, will be granted to him, subject to achieving such performance targets, after the completion of the applicable fiscal year and will vest in three equal annual installments on each of the first three anniversaries of his start date occurring after the end of the applicable fiscal year performance period (for example, if the performance goals are met with respect to the Company’s 2009 fiscal year, he will be granted an award in January, 2010, which will vest in three equal annual installments in June, 2010, June, 2011 and June, 2012) and will become payable to Mr. Hildebrand on the third anniversary of his start date occurring after the applicable fiscal year performance period. Mr. Hildebrand’s outstanding long-term incentive awards will vest in full upon a “Change of Control” (as defined in his employment agreement) and, will in certain cases, be paid to him upon such Change of Control.

During the term of his agreement, Mr. Hildebrand will be eligible to participate in the Company’s equity and long-term incentive plans and programs as well as any employee benefit plans and perquisite programs. Any equity awards granted to Mr. Hildebrand which vest solely upon time and service requirements will vest in full upon a Change of Control. In connection with Mr. Hildebrand’s commencement of employment with the Company, the Company agreed to provide him with relocation benefits of $75,000 in addition to 30 days of temporary living expenses (capped at $8,000).

Mr. Hildebrand has agreed to purchase, no later than 30 days after his start date, $2 million in common stock of the Company at a purchase price of $34.80 per share. Subject to Mr. Hildebrand’s making of this investment, Mr. Hildebrand will be granted an option to purchase 990,000 shares of the Company’s Class A-1 common stock. These options will become voided if the Company does not obtain shareholder approval of an amendment to the Company’s Management Option Plan of 2006 by June 30, 2009. Fifty percent of Mr. Hildebrand’s options (the “Time-Based Options”) will vest 20% on the first anniversary of his start date and quarterly thereafter over the next four years, and 50% of Mr. Hildebrand’s options (the “Performance-Based Options”) will vest upon the achievement by Blackstone Management Associates IV L.L.C., DLJ Merchant Banking Partners IV, L.P. and GS Maverick Co. and their respective affiliates of certain return-based goals on their investments in the Company, in each case, subject to his continued employment through the vest date (subject to earlier vesting in the case of certain qualifying terminations). The initial exercise price of Mr. Hildebrand’s options is $34.80 per share, and the exercise price of 82,500 of his Time-Based Options and 82,500 of his Performance-Based Options will accrete at the rate of 10% per year (whether vested or unvested) from his start date through the fifth anniversary of his start date.

If Mr. Hildebrand’s employment is terminated by the Company without “Cause” (as defined in the agreement), by Mr. Hildebrand for “Good Reason” (as defined in the agreement) or due to Mr. Hildebrand’s death or “Disability” (as defined in the agreement), subject to his execution and non-revocation of a release of claims, Mr. Hildebrand will be entitled to the following payments and benefits:

  except in the event of a termination due to death or Disability, an amount equal to the sum of (i) one years’ base salary and (ii) one times his target bonus for the year of termination, payable in 12 equal monthly installments (or in a lump sum within 30 days following the date of his termination if the termination occurs after a Change of Control);

  if the termination occurs after the last day of the first quarter of any fiscal year, a pro-rata bonus, based upon the achievement of the applicable performance goals and the number of days Mr. Hildebrand was employed in the applicable performance period;
  12 months of continued health and life insurance benefits;
  to the extent then unvested and unpaid, Mr. Hildebrand’s initial long-term incentive award will vest and be paid to him in accordance with its normal payment schedule;
  the portion of any other outstanding equity (including the Time-Based Options) which vests solely based on time/service (“Time-Vested Equity”) that would have vested if Mr.
  Hildebrand had remained employed through the first anniversary of the date oftermination will vest on the date of termination and all vested options that constituteTime-Vested Equity will remain exercisable until the earlier of the expiration of theoriginal term or the first anniversary of the date of termination;
  the portion of any outstanding equity (including the Performance-Based Options) which vests based on the achievement of performance targets (“Performance Equity”) will continue to remain outstanding and be eligible to vest until the first anniversary of the date of termination (and will vest if the performance targets are achieved during this time period) and, all vested options that constitute Performance Equity will remain exercisable until the earlier of the expiration of the original term or the first anniversary of the date of vesting (if vesting occurs during the one-year look-forward period); and
  if Mr. Hildebrand’s employment is terminated without Cause or for Good Reason on or prior to the third anniversary of his start date, he will be entitled to relocation, at his choice, to either Arizona or Utah on the same terms as he was relocated to the Dallas/Ft.
  Worth area.

In addition, if Mr. Hildebrand’s employment is terminated without Cause or for Good Reason (i) after a definitive agreement is entered into which will result in a Change of Control (provided such agreement results in a Change of Control) or (ii) within six months prior to a Change of Control, any Time-Vested Equity will be treated as if it had fully vested as of the date of the Change of Control and any Performance Equity will be treated as if they had been fully vested on the date of the Change of Control to the extent the applicable performance conditions have been satisfied as of such date (and will be forfeited to the extent the applicable performance conditions have not been satisfied as of such date).

Upon a termination of Mr. Hildebrand’s employment for any reason other than by the Company for Cause or by Mr. Hildebrand without Good Reason prior to an initial public offering or a Change of Control, Mr. Hildebrand will have the right to sell such shares owned by him pursuant to his initial equity investment in the Company or pursuant to his initial long-term incentive award to the Company based on their “Fair Market Value” (as defined in the agreement) of such equity at any time during the six-month period following the six month anniversary of his termination of employment. In addition, upon a termination of Mr. Hildebrand’s employment for any reason prior to an initial public offering or a Change of Control, the Company will have the right to purchase any shares held by Mr. Hildebrand at Fair Market Value (except in the event of a termination by the Company for Cause, in which case the purchase price will be at the lower of the original cost of the shares or Fair Market Value) at any time following the later of six months following (i) Mr. Hildebrand’s receipt of such shares or (ii) termination of his employment.

In the event that Mr. Hildebrand becomes subject to any golden parachute excises taxes under Section 4999 of the Internal Revenue Code, he will be entitled to an additional payments such that he is placed in the same after tax position as if no excise tax had been imposed, except that he will not receive the gross-up payment and the payments will be reduced if the aggregate payments that Mr. Hildebrand is entitled to receive exceeds by 10 percent or less the maximum amount he could receive without being subject to the excise tax.

While employed by the Company and for one year following his termination of employment, Mr. Hildebrand will be subject to certain non-competition and non-solicitation restrictions and will be subject to ongoing confidentiality restrictions. If Mr. Hildebrand breaches the non-compete, the non-solicitation or confidentiality covenants in the agreement, the Company will not be obligated to make additional payments of the cash severance described above or the pro-rata bonus and will not be obligated to provide him and his eligible dependents with any continued health and life insurance benefits and he will be required to pay back to the Company any cash severance amounts or pro-rata bonus amounts previously paid to him.

This foregoing summary is qualified in its entirety by reference to the employment agreement and the stock option agreement, copies of which are attached hereto as Exhibits 99.1 and 99.2 and are incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits

(d)  Exhibits

99.1	Press release issued by HealthMarkets, Inc. on June 5, 2008.

99.2	Employment Agreement, effective as of June 5, 2008, between HealthMarkets, Inc.
and Phillip Hildebrand.

99.3	Stock Option Agreement, effective as of June 5, 2008, between HealthMarkets, Inc.
and Phillip Hildebrand.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHMARKETS, INC.

By:	/s/ MICHAEL A. COLLIFLOWER

Name:	Michael A. Colliflower
Title:	Executive Vice President & General
Counsel

Date: June 11, 2008

EXHIBIT INDEX

Exhibit No.	Exhibit
99.1	Press release issued by HealthMarkets, Inc. on June 5, 2008.
99.2	Employment Agreement, effective as of June 5, 2008, between HealthMarkets,
Inc. and Phillip Hildebrand.
99.3	Stock Option Agreement, effective as of June 5, 2008, between HealthMarkets,
Inc. and Phillip Hildebrand.